Eternal Energy Corp. Announces Proposed Acquisition by Ryland Oil Corporation

Littleton, Colorado; November 25, 2009 – Eternal Energy Corp. (OTCBB:EERG; “Eternal”, or the “Company”) announced today that it has entered into a letter agreement with Ryland Oil Corporation (TSX Venture Exchange: RYD.v)(“Ryland”) under which Ryland intends to acquire all of the issued and outstanding shares of common stock of Eternal for consideration of 0.352 of one Ryland share for each Eternal share. The acquisition will be completed by way of a plan of arrangement, as defined by Canadian statutes.

Ryland is a Canadian oil and gas company which, through its wholly-owned subsidiary, Pebble Petroleum Inc. (“Pebble”), owns a significant amount of leasehold acreage located in southeastern Saskatchewan, Canada, on which Eternal owns a 5% gross overriding royalty interest.  In addition, Eternal and Rover Resources, Inc. (“Rover”), another of Ryland’s wholly-owned subsidiaries, are joint interest partners in approximately 35,000 leasehold acres located in North Dakota and Montana, in which Rover owns a 90% working interest and Eternal owns a 10% working interest.  Ryland and Eternal, together with a third party, are also joint venture partners in the Paradox Basin prospect in Colorado and Utah.

The Company currently has approximately 50,550,000 shares of common stock outstanding on a fully diluted basis.  Upon closing of the proposed transaction, Eternal stockholders will receive approximately 17.8 million Ryland shares valued by Ryland at $0.36 per share (CDN).  Accordingly, the estimated total consideration to be received by Eternal shareholders would be approximately $6.0 million USD ($6.4 million CDN).

The arrangement is subject to the approval of the shareholders of both Eternal and Ryland, as well as court approval. The arrangement is also subject to Canadian and U.S. regulatory approvals and the satisfaction of other conditions that are typical for transactions of a similar nature. The arrangement is also conditional upon Ryland completing a financing to satisfy its trade payables.

“We are pleased to announce our pending arrangement with Ryland Oil Corporation”, stated Brad Colby, the Company’s President and CEO.  “We believe that the combination of Eternal’s override position and Ryland’s working interests provides a strong basis for delivering future value to our combined shareholders.  We look forward to working with Ryland to consummate this transaction as soon as possible.”

About Eternal Energy Corp.:

Eternal Energy Corp. is an oil and gas company engaged in the exploration of petroleum and natural gas.  The company was incorporated in Nevada on July 25, 2003 to engage in the acquisition, exploration, and development of natural resource properties.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor”' for forward-looking statements.  Certain information included in this press release contains statements that are forward-looking, such as statements relating to the future anticipated direction of the industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth, potential contracts, and/or aspects of litigation.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future, and, accordingly, such results may differ from those expressed in any forward-looking statements made by, or on behalf of, Eternal Energy Corp.  These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, and domestic and global economic conditions.

CONTACT:	Kirk Stingley
Chief Financial Officer
Eternal Energy Corp.
303-798-5235